Exhibit 99.1

News Release

Contact:	Randy Belote (Media)
(703) 280-2720
randy.belote@ngc.com
Northrop Grumman Elects William H. Hernandez to its Board of Directors
FALLS CHURCH, Va. -- Sept. 20, 2013 -- Northrop Grumman Corporation (NYSE: NOC) announced today that it has elected William H. Hernandez, retired senior vice president and chief financial officer of PPG Industries, Inc., to its board of directors. The addition of Hernandez increases Northrop Grumman's board of directors to 13 members, 12 of whom are nonemployee directors.

A photo accompanying this release is available at: http://media.globenewswire.com/noc/mediagallery.html?pkgid=21086

“We are delighted that Bill Hernandez has joined our board of directors,” said Wes Bush, chairman, chief executive officer and president. “His extensive corporate experience and financial expertise will contribute to our company's focus on performance for our shareholders, customers and employees.”
Hernandez served as senior vice president, Finance, and chief financial officer of PPG Industries, Inc., a manufacturer of chemical and industrial products, until his retirement in 2009. Prior to that, he was PPG's corporate controller from 1990 to 1994. Hernandez previously held a number of positions with Borg-Warner Corporation and Ford Motor Company.
Hernandez is a certified management accountant and has taught finance and management courses at Marietta College. He was named Best CFO for the Chemical Industry four times by Institutional Investor magazine. He is a member of the board of directors of Albemarle Corporation, Black Box Corporation and USG Corporation.
Hernandez earned a bachelor's degree in economics from the University of Pennsylvania's Wharton School and a master's degree in business administration from the Harvard Business School.

Northrop Grumman is a leading global security company providing innovative systems, products and solutions in unmanned systems, cyber, C4ISR, and logistics and modernization to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

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Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media